Exhibit 2.1

STATE of DELAWARE
CERTIFICATE of INCORPORATION
A STOCK CORPORATION

FIRST: The name of this Corporation is Impact Bonds, Inc.

(hereinafter the “Corporation”)

SECOND: Its Registered Office in the State of Delaware is to be located at 257 Old Churchmans Rd. in the City of New Castle, County of New Castle. The zip code is 19720. The name of the Registered Agent therein and in charge thereof upon whom process against this Corporation may be served, is Agents of Delaware, Inc.

THIRD: The nature of the business and the objects and purposes proposed to be transacted, promoted and carried on, are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock that the corporation shall have authority to issue is 10,000,000 shares of stock with par value of $0.0001 per share.

FIFTH: The name and mailing address of the lncorporator are as follows:

Name:	Sahibjeet Kaur

Mailing Address:	1900 Glades Rd., STE 500 Boca Raton, FL 33431

SIXTH: The directors of the corporation are not liable to either the corporation or its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves: a) a director’s duty of loyalty to the corporation or its stockholders; b) intentional misconduct or violation of law; c) a transaction from which the director derived an improper personal benefit; or d) liability for unlawful payments of dividends or unlawful stock purchases or redemption by the corporation.

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this Tuesday, November 2nd, 2021.

Incorporator:	/s/ Sahibjeet Kaur
Sahibjeet Kaur